Exhibit 99.1
NCO GROUP, INC.
FOURTH QUARTER 2004
EARNINGS RELEASE CONFERENCE CALL
MARCH 15, 2005, 2:00 P.M. ET

Michael Barrist:	Thank you everyone for joining NCO Group’s conference call for the fourth-quarter of 2004.

Statements in this conference call and in our press release issued yesterday, other than historical facts, are forward-looking statements, as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the Company’s earnings press release issued today and in the Company’s SEC filings, including its most recent Form 10-K, a copy of which may be obtained from the Company without charge. The Company disclaims any intent or obligation to publicly update or revise any forward-looking statements, regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics:

First, I will review the operational highlights of the quarter for each of our operating divisions, including several new business opportunities, and the status of the upcoming IRS opportunity.

I will also provide a brief overview of the previously announced reduction in revenue during the quarter as a result of a correction to one of our revenue recognition policies. Finally, I will provide some guidance for 2005. After my prepared remarks, Steven Winokur, our Chief Financial Officer, will provide a detailed overview of this quarter’s financial results.

We will then open up the call for questions.

During the fourth quarter, NCO had earnings per diluted share of $0.36 compared to $0.37 for the same period last year. The results for the fourth quarter of 2004 included a reduction in earnings of approximately $0.03 related to the previously announced correction in the timing of revenue recognition on certain cash receipts for contingency revenues. The cumulative impact of this correction was a $2.7 million reduction in revenues and a $947,000 reduction in net income. No restatement of prior period financial statements was required for this correction.

Previously, we recognized contingency fee revenue attributable to payments postmarked prior to the end of the period and received in the mail from consumers on the first business day after such period as applicable to the prior reporting period. We changed our policy in order to recognize contingency fee revenue when physically received.

Our previous revenue recognition policy had been in effect since prior to NCO becoming a public company and was consistently applied over time.  It is important to note that our independent auditors were aware of this revenue recognition policy and had issued unqualified audit opinions on our consolidated financial statements.

The change comes as a result of notification by the Staff of the Securities and Exchange Commission in January 2005 that their interpretation of Staff Accounting Bulletin No. 104 was inconsistent with the our long-standing policy with respect to the timing of revenue recognized on certain cash receipts related to contingency revenues. The Staff has also informed us that they intended to issue a formal notification (commonly known as a “Wells notice”) to NCO and certain of its officers and that it would recommend that the SEC bring civil proceedings against NCO and such officers alleging violations of certain non-fraud provisions of the federal securities laws relating to financial reporting and internal control requirements. The potential violations relate to NCO’s revenue recognition policy relating to a long-term collection contract, which we had previously corrected in 2003, and the revenue recognition policy that I just discussed. We are working with the Staff to bring this matter to resolution.

Without the effects of change in revenue recognition, NCO met its operating objectives for the quarter and would have been within its previously announced guidance for the quarter and full year.

During the fourth quarter, we continued to benefit from our business strategy of operating several different business units within multiple geographies.  This strategy allowed us to meet our operating objectives in an operating environment where most BPO providers are not able to maintain, let alone grow, their business.

Effective July 1, 2004, we reorganized our ARM businesses to realign the segments with our future growth initiatives.  The Canadian ARM operations were combined with the U.S ARM operations to create the ARM North America segment.  The U.K. ARM operations remain in ARM International.  The segments now consist of ARM North America, ARM International, CRM, and Portfolio Management.

During the quarter our operating divisions experienced varying results.  Our largest division, ARM North America operated below expectations, our Portfolio Management business operated above expectations, and our CRM and ARM International divisions basically operated at expectations.  I will now take a moment to review each of our divisions in detail.

During the quarter ARM North America continued to focus on careful management of its resources to assure that its net contribution to NCO was maximized given what continues to be a difficult operating environment.  This tactical strategy was executed in conjunction with our ongoing efforts to improve the rate of revenue growth within this division and accordingly allow us to improve operating margin.

With that said, during the quarter we continued to maintain our “best in class” brand recognition and continued to be the beneficiary of incremental business opportunities from clients many of which have already begun producing tangible benefits during the first quarter of 2005.

During the fourth quarter, ARM North America implemented a new operational plan for the renewal of its Department of Education contract.

This plan will result in incremental up-front investments of labor above and beyond what was expended in prior contracts with the Department of Education.

However, drawing on the significant amount of experience we have gained with this contract, we believe this plan will help NCO maximize its overall revenue opportunities across the multiple years of this contract.

Additionally, during the fourth quarter of 2004 and into the first quarter of 2005, we have continued to focus substantial resources on positioning NCO to participate in the upcoming IRS RFP process which is due to take place during the first half of 2005 now that all of the legislative hurdles associated with this process have been overcome.  It is important to note that this current RFP is not for the full implementation of the program.  It is for a test before the full program begins.

Throughout 2004 we have been reviewing our approach to the sales process.  We continue to believe that we need to have a strong sales force dedicated to the larger opportunities that span all of the services NCO can provide across a diverse set of industries.

During the quarter our enterprise sales team began to gain traction in developing new client relationships.  While opportunities with new clients continue to lag behind opportunities with existing clients, we firmly believe that the process we have begun of combining the operational sales process that has historically been the cornerstone of these types of service businesses with high end national sales professionals will yield us the best result over the next several quarters as new client wins continue to grow.

We also believe that smaller and medium sized clients are best served by a sales team dedicated purely to their respective industries in order to bring a different level of expertise to this part of our client base.  Accordingly, we have taken this industry specific component of our sales force and have them reporting directly through the operating units they serve.

During the quarter and early 2005, we once again began to see meaningful activity in the form of potential acquisitions in the ARM space.  We will review each of these opportunities as they become available.

In conjunction with the focus we have placed on revenue growth within this division, we continued to effectively manage our variable expenses to assure that we maximize profit potential of each and every dollar of revenue this division generates.  The benefits of this ongoing process of aggressively managing expenses to revenue continue to be partially offset by ongoing weakness in the US dollar against the Canadian dollar.

During the quarter Labor cost in this division, which shows the cost of an average employee in the company over time, remained consistent with last quarter.

During the quarter our efficiency of labor, which shows the amount of NCO labor utilized to drive revenue including the amount of new client labor drag, decreased from last quarter, which would be expected due to the seasonal transition from the third to fourth quarter.

Revenue per CTE, or calculated time equivalent, which shows a correlation of the amount of staff required to run our business over time and revenue, decreased slightly compared to last quarter as would be expected due to seasonality and the collection environment. It was approximately $6,070, $6,007, and $6,060 per month in October, November and December, respectively.

As I previously discussed, our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality - cutting expenditures where appropriate and in some cases increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability.  This also allows us to earn incremental business from clients as they continue to rationalize their internal call center and AR functions.

We also continue to use our size to leverage our vendor relationships to insure that we maintain the most effective cost structure in the industry.

These initiatives, in conjunction with foreign labor initiatives that I will discuss in a moment, provide us the ability to aggressively pursue incremental client opportunities and allow us to continue to win the new business opportunities we need to fulfill our growth expectations.

Additionally, these initiatives allow us to effectively deal with the pressures of clients pushing for improved collections despite the fact that consumers are struggling to feel the effects of an economic recovery they hear about on the news but cannot feel due to fuel costs and political uncertainty.

During the quarter, we continued to deploy our foreign labor strategy. As we have discussed, offering our clients the most cost effective and efficient access to labor and expertise, with consolidated results from multiple locations in and outside the United States, is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services in the broader BPO industry.

The NCO Network allows our clients to access labor in Canada, India, the Philippines, Barbados, Panama and Antigua via one contract and one point of contact.

During the quarter, we expanded the collection of domestic bad debt contingency accounts in India, Barbados, and Antigua as well as in Canada. We continue to assess the effects of this initiative, but are expecting it to provide a more cost effective payroll structure for NCO as we move into the future.

During the quarter we completed the acquisition of our Barbados call center from our partner.

At the close of the quarter, we had available approximately 2,300 employees in Canada, 500 employees in India, and 180 employees in Barbados working on US business. Starting in the first quarter of 2005, we also have 25 employees in Antigua working on US business. To date we have not deployed any administrative seats in those countries, but continue to analyze opportunities so that we can utilize our foreign seats on 24-hour basis.

Additionally, we intend to increase our seats in India to 750, our seats in Barbados to 250, and our seats in Antigua to 200 by mid 2005 and we intend to launch our first accounts receivable management initiative in the Philippines during the first half of 2005.

While providing cost effective access to better labor markets is critical to our long-term success, it is only one piece of a broader transition that has been underway for many years.  Since the introduction of the predictive dialing system, companies engaged in call center operations have leveraged technology to reduce the amount of labor required to service our clients.  While this is an ongoing evolution, during the latter part of 2004 we began a multi-departmental project that will review all of NCO’s current operational technology as well as new and developing technologies in the marketplace.  Over time this group will ensure that we are properly leveraging all available technology in order to reduce labor requirements, improve profitability and ultimately enhance our competitive advantage in our market.

During the quarter, we further deployed the outbound IVR technology that we are utilizing to effect the collection of lower yield and higher volume accounts without the necessity of human participation. This technology continues to be very promising and we intend to expand this product’s roll out during the upcoming quarters.

During the quarter, ARM International’s operations were primarily in line with expectations with the exception of several continued delays in client placements due to non-NCO issues.  These matters have been stabilized and we expect performance to continue to improve.

We continue to review several international acquisition opportunities with a focus on potentially expanding our presence in the UK as well as establishing a presence in the Australasian market.

During the quarter, Portfolio Management exceeded its operating objectives in portfolio purchases, collections, revenue and profit.

Strong collections in newer portfolios, coupled with improvements in the collections on several older and impaired portfolios led to higher revenue, lower than expected impairments, and stronger than expected profits.

This trend is expected to continue into 2005. However, some of the positive effects seen in 2004 may be somewhat dampened by the more volatile nature of the new accounting methods required for the portfolio business effective January 1, 2005.  Steven Winokur will explain this new method in detail later in the call.

During the fourth quarter, our average tenure of collectors for the purchased portfolio segment was 1.9 years and our average collections per collector were $27,487 per month.

While excess funds in the market continued to create pricing pressure, during the quarter Portfolio Management was able to deploy approximately $30.9 million, including $23.0 million of borrowings made under the Cargill financing arrangement.

Given the difficult competitive environment in the purchased portfolio arena, we are pleased with our deployment in the market during 2004.

As we move into 2005, we are carefully evaluating all buying opportunities and focusing substantial efforts on leveraging the NCO service relationships to source new deals in the commercial arena and in the private pay sector of Healthcare where the markets are less developed and there is less competition.

During the quarter, the percentage of Portfolio Management’s revenue to collections continued to improve, although it remains below historical levels as our older portfolios continue to transition to a greater percentage of collections allocated to amortization of purchase price and a lower percentage of revenue recognition. This trend is to be expected but will continue to improve as we are able to operate in a more favorable purchase environment for an extended period of time so that the ratio of newer portfolios to older portfolios improves.

During the quarter Portfolio Management incurred $163,000 of impairment charges on several older portfolios.  Impairments primarily affect portfolios that were purchased prior to the downturn in the economy.  As we have discussed in prior calls, portfolios that become impaired go into a cost recovery mode whereby all collections we receive are applied to the remaining carrying value on our books.

However, during the quarter, Portfolio Management continued to experience better than expected performance on several larger, financed portfolios.  Because of the profit sharing relationship we have with our lender, this better than expected performance shows up in increased revenues, but also as increased interest expense associated with lender participation during the quarter.

Additionally, during the fourth quarter we resolved the first of two remaining Creditrust securitizations that did not have sufficient collections to pay off the underlying bonds.  While both of these securitizations did not historically affect our earnings we did incur a charge during the quarter of approximately $250,000.  The other effect of this transaction is the elimination of the underlying liability and portfolio assets from our balance sheet.  We are currently working with the lenders on the other remaining Creditrust securitization that will undergo a similar process during this year.  Please note that both of these transactions were non-recourse to the Company.

Over the past year and a half we have spent considerable time and resources re-evaluating our client base and market opportunities, to be sure that our business plan moving forward is properly aligned with our clients needs so that we can maximize our growth and profitability and consequently return more value to our shareholders.

One of the first critical steps in accomplishing this objective was the formation of our CRM segment through the acquisition of RMH Teleservices, Inc.

The combination of NCO and RMH creates one of the largest and most robust service platforms in the BPO market.

As a stand-alone company, RMH had been through a series of transitions that were started several years ago to move the company from a pure play in outbound marketing business to a provider of customer relationship management.

Put more simply, RMH has successfully made the transition from providing pure outbound telemarketing to providing an appropriately balanced mix of inbound CRM services and outbound marketing services.

The end result was a company with excellent customer relationships and opportunities; but also an expense structure and operating model that was never properly re-aligned to meet current business needs.

Since the time of acquisition, we have spent considerable resources transitioning RMH to the NCO operating model.

During the quarter and for the year 2004, our CRM division operated as expected and was slightly accretive to our earnings.

Revenue in this segment during the quarter was as expected given our previously disclosed loss of certain business opportunities in the telecom space as a result of recent changes to that sector.

During the fourth quarter, we began to see meaningful results from our CRM business development efforts. In early 2005 we began several new material pieces of business that should more than offset the remaining scheduled telecom transitions in this divisions revenue stream.  These new opportunities include a large wireless client, a student loan processor and a large retailer.

More importantly, with these sales and several other high probability opportunities, this division should see reasonable growth in 2005 and beyond.

Additionally in early 2005 we began the first CRM opportunity for one of ARM North America’s largest clients.  To date this engagement is progressing ahead of plan and the client is extremely pleased with our performance.

During the quarter, this division had approximately 4,100 employees in Canada, 540 employees in the Philippines, and 80 employees in Panama to deliver service to US CRM clients.

With the integration of RMH complete, NCO’s CRM division is up and running and should contribute to our earnings growth for 2005 and beyond.

During the quarter we continued to improve our balance sheet through strong collections of our accounts receivable, careful monitoring of our cash position, and continued repayment of debt.

This focus during the quarter resulted in a repayment of debt on our senior credit facility during the quarter of approximately $16 million, while still being able to internally fund the cash required to substantially complete the restructuring of RMH and the purchase commitments of Portfolio Management.  Additionally during the quarter we eliminated approximately $19.0 million of debt through the resolution of the legacy Creditrust securitization previously discussed.

In previous quarterly calls, we informed investors that we had substantially completed a financial systems review that would result in a re-engineering of some of our financial areas, and that that we had selected SAP as our core financial and enterprise resource planning application. Additionally, we informed investors that a substantial portion of the up-front implementation and planning process will take place during 2004.  I am pleased to report that in early January we began the transition to SAP with a successful conversion of our core financial systems and payroll for our US operations.  Further deployment of SAP will take place during the remainder of 2005 and beyond.

It is important to note that in addition to the analytical benefits we will derive from this endeavor, we truly believe this will create a competitive advantage in how we will interact with our clients in the future. The deployment of SAP over time will result in substantial improvements in our ability to manage our business and change how we interface with, and report to, our clients. It will also add to NCO’s ability to move forward as a leading provider of BPO services.

Another step in the process of transitioning into the BPO marketplace is the re-branding of NCO as a Global Provider of Business Process Outsourcing.  The roll out of our new logo, new marketing materials and the formal launch of our enterprise sales team focusing on Fortune 1000 companies, are all part of the process of expanding our service offerings. Additionally, we invite investors to visit the new NCO group website at NCOgroup.com.

During the fourth quarter of 2004 and the beginning of 2005, the Company completed all required work necessary under section 404 of Sarbanes-Oxley for fiscal year 2004.  I am pleased to inform our investors that we have no material weaknesses to report.

In addition to the required initiatives under Sarbanes-Oxley, we have implemented many changes in our corporate governance at all levels of the organization, which we believe will strengthen our Company and help assure that our business continues to operate in the most ethical manner and for the benefit of our shareholders.  We suggest that our investors read our proxy statement in order to gain a complete understanding of the changes we are making at NCO.

As we move into 2005 we continue to focus on careful execution of our business plan in order to generate consistent growth in both revenue and earnings.  With that said for 2005 we currently anticipate earnings for 2005 in the range of $1.70 to $1.80 per share.

This guidance does not include the potential impact from the adoption of SFAS 123R on July 1, 2005. SFAS 123R requires that the cost of all share-based payments to employees, including stock option grants, be recognized in the financial statements based on their fair values, as currently permitted but not required under SFAS 123. We are currently evaluating the requirements of SFAS 123R and will update investors on the impact once we determine the method of adoption.

I’ll now turn the call over to Steven Winokur for a financial review of the quarter.

Steven Winokur:	Thanks Michael

Revenue for the fourth quarter of 2004 was $237.3 million.

This represents an increase of $49.7 million or 26.5% over the fourth quarter of last year and a decrease of $8.8 million or 3.6% from last quarter. CRM represented $46.8 million of the increase over the fourth quarter of last year and $6.0 million of the decrease from last quarter.

The decrease in CRM revenue from last quarter was primarily the result of the previously announced loss of business from two legacy RMH telecom clients.

The loss of business was attributable to the clients’ decisions to pull out of the consumer long-distance business.  Their decisions stemmed from federal regulators’ recent decision in favor of regional phone companies concerning rates that the clients, as well as their competitors, pay to rent the local lines.

Excluding the effects of CRM, revenue increased $2.9 million, or 1.5%, over the fourth quarter of last year and decreased $2.8 million, or 1.4%, from last quarter.

As Michael discussed, the fourth quarter included a reduction in revenue of $2.7 million due to a correction of one of our revenue recognition policies.

Breaking down the revenue components –

ARM North America produced $176.8 million this quarter compared to $176.6 million last year and $179.8 million last quarter. This represents a nominal increase over the fourth quarter of last year and a decrease of 1.6% from last quarter.

This reflects our usual fall off due to seasonality as well as the reduction in revenues due to correcting the accounting policy relative to end of the month collections.

ARM North America included revenue of $15.4 million from services performed for Portfolio Management during the fourth quarter of this year compared to $12.6 million last year and $16.1 million last quarter.

In comparing the fourth quarter of this year to the fourth quarter of last year we have to take into effect the timing of revenue recognized from the long-term collection contract with one of our clients.

This year in the fourth quarter, we did not defer any additional revenue from this contract, and we were able to earn $3.0 million of post-settlement bonuses and recoveries.

In the fourth quarter of 2003 we recognized $6.2 million from this contract.  The $6.2 million for the fourth quarter of 2003 includes the $6.9 million positive impact of an amendment to the contract and an additional $678,000 that would have had to be deferred during the fourth quarter of 2003.

Just for clarification, the $6.9 million was recognized in the fourth quarter of 2003, but was generated from revenues that had been deferred in prior quarters.

The $3.0 million this quarter represents bonuses and recoveries actually earned, and recognized, in this quarter, rather than those deferred in one quarter and recognized in another quarter.

The revenues earned from these bonuses and recoveries are in addition to the regular fees earned as a result of the collection activities.

Portfolio Management produced $26.0 million of revenue this quarter, compared to $20.3 million for the same quarter last year and $26.3 million last quarter.  This represents a 27.9% increase over the same quarter last year and a 1.4% decrease over last quarter.

Collections during the fourth quarter were $40.2 million compared to $42.0 million for the same quarter last year and $46.9 million last quarter.

Collections this quarter did include $2.8 million in sales of portfolios.  As a base for comparison, there were $5.2 million in portfolio sales during the fourth quarter of last year and $5.8 million of sales last quarter.  The additional cash collected as a result of these sales increased revenue this quarter by a small amount with the bulk of the proceeds going to amortize the original purchase price of the portfolios.

Portfolio collections, including collections from sales of portfolios, are allocated between revenue and amortization of the purchase price.  During the fourth quarter of 2004, 64% of collections were recognized as revenue.  The remaining 36% went to amortize the carrying value of the acquired portfolios.

For the same period last year, 48% of collections went towards revenue, and for last quarter 56% of collections went towards revenue.

The increase in the percentage of collections recognized as revenue was attributable to better than expected collections on some of the older portfolios and to the lower amount of portfolio sales in the fourth quarter of 2004 since portfolio sales have lower revenue recognition percentage.

Although portfolio purchases in 2004 increased from 2003, a large portion of these purchases occurred later in the year, including a $27 million purchase at the end of December.

Newer files typically generate more revenue than older files. Accordingly, the positive effects of the portfolios purchased later in 2004 will have a greater impact on 2005 than they did on 2004.

On January 1, 2005, we adopted the AICPA Statement of Position 03-3 - Accounting for Certain Loans or Debt Securities Acquired in a Transfer, also known as 03-3, which provides new guidance on accounting for purchased portfolios of delinquent debt.

03-3 will change how revenue can be accrued, the timing of when revenue is recognized and what happens if there is a deviation from expectations.  While the accounting can get very complex, we will walk through each of the major issues and how they impact NCO.

First, 03-3 does not allow negative amortization, or increases in the carrying value of a portfolio but NCO rarely had this situation so there is very little impact.

For the most part, 03-3 recognizes revenue in a similar fashion to the prior guidance in that revenue is recognized based on the expected internal rate of return over the life of the portfolio.

The big difference occurs when there are deviations from expectations.  Under the prior guidance, if there was a deviation from expectations in a current period or if the future expectations were changed for any reason, the internal rate of return was adjusted up or down accordingly and the new IRR was used prospectively over the remaining life of the portfolio.

Under 03-3, the IRR that is expected at the beginning of the life of a file stays static unless expectations change for the better.  If expectations of future collections increase, just like the prior method, the IRR is changed prospectively.  In other words, the positive benefits are recognized over the remaining life of the portfolio by raising the IRR.  This now resets the bar for the IRR going forward.

If expectations of future collections are reduced, the investment is reduced to the point where the new expected cash flows will produce the same IRR as originally projected.  The difference becomes a bad debt expense in the current period.

Essentially, any positive changes are recognized over the remaining life of the portfolio and any negative changes, including the present value of their future impact, are recognized today.

Because positives and negatives are treated differently, the result can be increased volatility in the results of the portfolios.  Of course, over time, all methods result in the same amount of revenue recognition because all these changes are merely timing differences.

The ARM International segment represented $3.1 million of revenue compared to $3.4 million last year and $3.3 million last quarter.  This represents an 8.3% decrease over the same period last year and a 4.8% decrease over last quarter.

ARM International included revenue of $86,000 from services performed for Portfolio Management during the fourth quarter of this year compared to $101,000 last year and $99,000 last quarter.

The decreases from last year and last quarter were partially offset by fluctuations in the foreign exchange rates.

Moving on to expenses –

On an overall basis, payroll and related expenses increased as a percentage of revenue to 52.2% as compared to 45.8% last year and 50.9% last quarter.

The increase in payroll and related expenses as a percentage of revenue was primarily attributable to the CRM division, which was created with the acquisition of RMH.

In the CRM division, payroll and related expenses represent a higher proportion of the expense structure compared to our ARM business.  Accordingly, the CRM business raises our overall payroll and related expense as a percentage of revenue.

The increase this quarter was also attributable to the $6.9 million of additional revenue recorded in the fourth quarter of 2003 since no expenses were incurred in connection with the recognition of that revenue.

Selling, general and administrative expenses decreased as a percentage of revenue from 38.4% for the fourth quarter of last year, to 33.3% for the current quarter.  This is down from 34.4% last quarter.

Again, the decrease was partially attributable to the CRM division’s expense structure.

In comparing the fourth quarter of 2004 to the fourth quarter of 2003, there are several additional factors to consider. As already stated, in 2003 the Company recognized additional revenue of $6.9 million. As with payroll and related expenses, because there were no related expenses, this amendment reduced selling, general and administrative expense as a percentage of revenue in the fourth quarter of last year.

In the fourth quarter of 2004, the Company resolved several outstanding matters that lowered selling general and administrative expenses. These included the settlement of two client contracts, the negotiation of a settlement of an outstanding claim with a vendor, and the resolution of certain matters with other clients. The net result of these matters was a decrease in selling, general and administrative expenses of $3.0 million.

SG&A included $400,000 of portfolio impairments this quarter, including $238,000 from International Portfolios.

We take an impairment charge on portfolios where the future cash flows are not expected to recover the current carrying value in order to bring the two in line with each other.

The combined carrying value of the impaired portfolios was $2.5 million, or 1.8% of NCO Group’s total portfolios, as of December 31, 2004. This is compared to $15.7 million or 10.3% for the fourth quarter of 2003 and $4.7 million, or 3.3% last quarter.

The dramatic improvement in the amount of impaired portfolios is attributable to better than expected collections on older files and adjustments to the fair values of these files in connection with the acquisition of the minority interest of NCPM. When portfolios are in cost recovery, all collections are allocated to amortization with no portion of the collections being recognized as revenue. Accordingly, with better than expected collections, we had the benefit of higher than expected amortization thus further reducing the carrying value of impaired portfolios.

Once the impaired portfolios costs are fully recovered, 100% of the collections will be recognized as revenue.

The effective tax rate for the fourth quarter of 2004 was 35.9% compared to 35.4% for the same period last year and 36.4% last quarter.

The lower tax rate was attributable to the determination that our client’s reimbursement of the FTC settlement will not be taxable income to NCO.  While we booked the expected reimbursement in the first quarter, due to the uncertainties surrounding the exact nature of the settlement agreement we were unable to assert at that time that the reimbursement would not be taxable.

We expect the effective tax rate for 2005 to be approximately 38 - 39%.

Net income for the fourth quarter of 2004 was $12.2 million, or $0.36 per share, on a diluted basis, as compared to net income for the fourth quarter of 2003 of $10.3 million, or $0.37 per share and net income of $13.3 million or $0.39 per share last quarter.

The one-time correction in accounting for the ARM contingency fee revenue decrease net income $947,000, or $0.03 per share.

The RMH acquisition was neutral to earnings during the fourth quarter and it was slightly accretive year-to-date.

Lastly, some notes on financial condition….

At December 31, 2004, the Company had $26.3 million of cash and equivalents.

During the quarter, $30.9 million of new portfolios were acquired by Portfolio Management, with a face value of $1.4 billion.

Capital expenditures in the fourth quarter were $5.9 million or 2.5% of revenue for the quarter.

During the quarter, our accounts receivable days were at 45 days. This compares to 46 days outstanding for the fourth quarter of last year and 47 days last quarter.

Cash flows from operations for the quarter were in excess of $20 million.

I would now like to walk you through our financing activity this quarter –

During the quarter, NCO made overall loan repayments of $16 million against our revolving credit facility.

At quarter end, NCO had a total of $63 million outstanding on our term loan and $48 million currently available on the revolver.

NCO Portfolio has a separate non-recourse financing arrangement with Cargill Financial Services for larger portfolio purchases. NCO Portfolio borrowed $23.0 million under this arrangement during the quarter, not including residual interest, and made $7.2 million of repayments during the fourth quarter. As of December 31, 2004, the total amount outstanding under the Cargill facility was $39.8 million, including the market value of Cargill’s residual interests.

Now, I’ll turn things back to Michael.

Michael Barrist:	Thank you Steven. Operator, can we now open up the floor for questions.

Operator:	At this time I would like to remind everyone in order to ask a question simply press star then the number 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from the line of Steven Webber.

Steven Webber:
Yes. Good afternoon. A couple of things, number one, can you give us some feel for what the old contract might perform – you know, I know this is judgmental but – how it might perform year on year in ’05 versus ’04.

And then secondly could you go through some of your assumptions underlying your guidance for 2005?

Michael Barrist:
As far as the old contract, we have one more settlement date under the legacy long term contract in May of 2005.  After that settlement all three settlements will be in the final mode of the contract, which is where we are able to gain incremental bonus and recruitment of any facility penalties paid to the client. And that goes on in perpetuity. So I don’t have in front of me exact budget numbers of what those are but it is additive to ’05 and additive toward ’06 and beyond. It cannot go negative at all. So it’ll be incremental revenue to the company from ’05 forward.

As far as the underlying assumptions for our guidance, it’s based on our budget for the year. And it is based on division by division for all the four operating segments of the business. What we know is sold. What we know is coming in. And certainly some allowance for the risk of any business loss and some new business coming in that we feel relatively certain about. As well as expenditures we know we have to deal with during the year, for example the completion of the majority of the SAP implementation. So the budget, it’s based on our budget for the year 2005.

Steven Webber:	Thank you.

Michael Barrist:	Sure.

Operator:	Okay, your next question comes from the line of Thatcher Thompson.

Thatcher Thompson:	Hi Michael and Steven.

Michael Barrist:	Hi.

Steven Winokur:	How are you?

Thatcher Thompson:	Good. Hey Steven, just some balance sheet cash flow questions. For the full year 2004, what was your cash flow from operations?

Steven Winokur:	Hold on one second.

Thatcher Thompson:	And your total CAPEX.

Steven Winokur:	Cash flow for the whole year was $99 million. And CAPEX was about $27 million.

Thatcher Thompson:	And how much cash did you collect from the portfolio management business and flip side of that, how much did you use to buy additional portfolio?

Steven Winokur:	Hold on a sec, I have to find this. We bought about $47 million of portfolios. We bought $43 million financed through the lender agreement we have where we pay a portion and they pay a portion.

Thatcher Thompson:	That’s additional to the $47 million.

Steven Winokur:	Yes. Yes. And let’s see, collections were about $185 million.

Thatcher Thompson:	And then how much of the credit trust securitization came off the balance sheet, that was there was non-recourse?

Steven Winokur:	$19 million.

Thatcher Thompson:	And that was in the 4th quarter?

Steven Winokur:	Yes.

Thatcher Thompson:	And how much is remaining from the Creditrust securitization?

Steven Winokur:	Hang on one sec and I’ll find that number for you. Happy to tell you I have all the answers I just have to find them.

Thatcher Thompson:	Okay.

Michael Barrist:	Very shortly Creditrust will have left the building.

Thatcher Thompson:	And when is that going to be done Michael?

Michael Barrist:	Most likely during the second quarter.

Thatcher Thompson:	Okay.

Michael Barrist:	Do you have any other questions Thatcher?

Thatcher Thompson:
Yes, just for you Michael, just that the IRS contract comment on that. That’s been kicking around for a while, I think five years ago you guys kind of avoided it. Now it sounds like something you certainly want to be a part of.

And then also bankruptcy reform, what that means for you. When it’s implemented and what it means short term if more people try to take advantage of the rules between now and implementation?

Michael Barrist:
Well, on the IRS contract, this go around of the IRS wanting to use outside vendors to assist in the collection of bills is a very different process than has happened in the past. In the past there have been several iterations of Congress or other regulators and other people trying to mandate that perhaps the IRS should try and use outside contractors and the process has never been a success, and from my understanding most of the people who participated really didn’t make any money.

The difference here is the IRS is a whole new show right now. They have new management. They have a modernization plan and outsourcing is an integral part of that plan. They have bought into this process as something that’s good for them and they’re very committed to it. So we feel very strongly that it is a good opportunity for the company; one that we want to participate in, but it is however a bid. And with bids, nothing is assured. But we have been working very diligently to get our name out there, make sure they’re aware of us, and be in the best position to participate in the RFP. Our understanding is that it will come in two phases – there will be a test process some time this summer that will be started with a group of companies. And then from there it will be deployed even further, so we are doing everything in our power to try to get a piece of that business.

Thatcher Thompson:	Okay.

Michael Barrist:	Okay.

What was the second part of your question?

Thatcher Thompson:	The bankruptcy reform.

Michael Barrist:
Bankruptcy reform. The short answer is I do not believe it will have a meaningful impact on our business. Yes it is possible there will be a glut of people that will run to file. There was a theoretical glut of people, there was an actual glut of people before, when it looked like it was going to happen before. And it didn’t happen. It really had very little effect on us. At the end of the day, people that are inclined to file bankruptcy, if it is more difficult for them to file they’re not going to pay you anyway. So ultimately, it really doesn’t help us. And we use analytics in most of our work at this point anyway so we would be hopeful that a person who was a bankruptcy candidate, who was not able to file for bankruptcy under the new rules, would basically be called out through our analytical process and we wouldn’t dedicate a lot of resources to them anyway.

Thatcher Thompson:	Okay.

Michael Barrist:	So I’m not overly concerned about, and don’t believe it will have a meaningful impact one way or another on the company. Steven do you have that number?

Steven Winokur:	Yes. That number is $8.2 million.

Thatcher Thompson:	Okay. Thanks guys.

Steven Winokur:	Sure.

Operator:	Okay. Your next question comes from the line of Mike Baroon.

Mike Baroon:
Hi, can you guys expand a little bit upon the other half of the Well’s Notice that’s not resolved yet? I’m not real familiar with that. I know it’s on a contract that you’ve already restated. But just can you bring us up to speed on what it means to the company and how that process works and what the implications are?

Michael Barrist:
My comments on the SEC matter are going to be limited for obvious reasons. But the two pieces are the piece that we just discussed, and it was corrected in the fourth quarter of ’04, as well as the end of ’02, which took place in early ’03, there was a restatement done by the company for a long-term contract. And that correction took place back then, so there was no incremental change to the Company’s accounting that would be necessitated by the SEC raising its issue now.

Both those items are items that were raised by the Staff relative to this Well’s notification, but again there’s no further adjusting to our accounting that would be required as a result of that.

Mike Baroon:	So, so but what could – I guess what I’m asking – what could come of the part involving the contract at the end of ’02. Would that be a fine? I mean worst case?

Michael Barrist:
I am not at liberty right now to comment at all on any dialogue that has taken place between the Company or the individuals and the staff at the SEC. You know counsel will not allow us to comment on that.

Mike Baroon:	Okay.

Michael Barrist:	But as for that we’re not allowed to.

Mike Baroon:	But you did say it’s non-fraud related.

Michael Barrist:	Yes.

Mike Baroon:	Okay. What and, do you guys have an outlook for cash flow from operations for ’05?

Michael Barrist:	We don’t, not right now. It’s not normally part of our guidance we provide.

Mike Baroon:	Okay. What kind of growth do you intend to see in North America, in terms of receivables?

Michael Barrist:	We typically do not provide guidance, revenue guidance, as well as segment-by-segment guidance.

Mike Baroon:	So no indication whether you know, if ’05 is going to be another flat year or a declining year, nothing you can give us on that?

Michael Barrist:	I feel comfortable telling you that we do see some growth in ’05. Which is reflected in the guidance we’ve given you. It’s not just improvement in profitability. It includes growth and revenue.

Mike Baroon:
Okay. One last question if I could. You guys have said in the past that with cash flow growth and a meaningful cash position you’d look to next address the ’06 converment surety. Any comments on, that any progress? Any ideas?

Michael Barrist:
The Company is currently looking at all of its financing options and will announce when it has come to resolution of what it’s next step is. But as we said before, that is the next order of business in front of us. Addressing our long-term financing, including the convert, so what I would say is that when we’re ready to tell the street something, once we have resolution we will make an appropriate announcement.

Mike Baroon:	Okay. Thank you. Good luck.

Michael Barrist:	Sure. Thank you.

Operator:	Okay. Your next question comes from the line of David Scharf.

David Scharf:	Good afternoon.

Michael Barrist:	Hi David.

David Scharf:
You know Michael, maybe to get to the segment information, a little different angle. In the North American collection business are you assuming any margin expansion or should we assume that based on your potential expectation that the current collection environment remains the same. That the kind of margins we saw in the second half of this year are what we ought to expect out of the ARM business.

Michael Barrist:
The budgeting process for next year is a combination of growth and revenue through new client and existing client as well as the on-going process of refining margin. And margin changes from time to time based on business mix and the types of things we do for clients and how we engage subcontractors. And also keep in mind, obviously seasonality of the back half of the year. The margin typically is not as good in the back half as it is in the overall.

But the goal for next year is to produce – you know we got some EPS growth in ’04, obviously we had to incur this one time charge in the fourth quarter which pulled back a little of that, but we did get some movement. But we have built a budget and a plan for next year that we feel pretty strongly about. That gets us some reasonable growth in EPS. Certainly not the long-term numbers we want to be at. But it keeps the Company moving forward and that is a combination of revenue growth in multiple segments, as well as further realignment and how we run the business.

David Scharf:	Okay. You know what implicit assumptions are you making regarding the collection environment that ultimately drives the guidance that translates to just 4 to 10% earnings growth.

Michael Barrist:
The assumptions we are making at this point is – that you’re not going to hear too many times, come from our mouth as we roll forward – that the environment is difficult and hard to work within. It might be a factual statement but our assumption is, it is what it is. And we’re just going to roll with it. And move forward and do the things we’ve been doing and continue to do them and make the business a better business in the world we live in today.

David Scharf:
Given that credit losses are so low right now. I mean we seem to be at sort of peak levels of the credit environment. Is that impacting the level of business that’s being placed on a contingency basis for collection?

Michael Barrist:
Well it’s interesting, historically when the dynamics have been the way they are right now, we have lost volume. We have not lost volume right now. In fact we are very busy right now. So, I think what it comes down to, David, is that the world is so different every year. Two, three years ago we had many clients who would say to you, volume is down, you’re losing business. We’ll never lay off an employee. Well now all of a sudden we have clients that give us the business and lay off their employees. So the business keeps changing, clients are very focused on what’s good for clients, so yes dynamics are not optimum from what we’ve seen in the past at the current moment. I think they’ll go the other way and volumes will go back up. But still we haven’t lost any business. In fact we’ve gained business.

So as I said, we’re just focused on running the business as efficiently as we can and getting good results for the clients. Focusing on margin, operating efficiency and driving new business in the door.

David Scharf:
Got you. And in terms of seasonality, you mentioned some investments to kind of upgrade this DOE contract. Would we expect, or should we be thinking about modeling a little lower margin than we would historically see in the AR business in the first half this year?

Michael Barrist:
You know what, It will have a little bit of an effect in the first quarter, had some effect in the fourth quarter. You know basically we’re putting a lot more up-front expense against this contract. We’ve taken a look at how other vendors did over the course of the two contract renewals. And they’ve made a lot more dollars of revenue than we have. Now that doesn’t always mean that that was the best choice.

But in reviewing it and kind of tearing it apart, we feel we have a business plan that will bring a lot more revenue and a lot more net dollars in profit by front loading this thing and doing a lot of the work up-front, to set up accounts, to reap the benefits over the term of the contract. We were bearing that drag on earnings in the fourth quarter from a chunk of the new seats and we will continue to bear into ’05 at which point the revenue should start surpassing where it would have otherwise been had we not made the change.

David Scharf:	Okay. And lastly, will you be filing the 10-K today?

Michael Barrist:	Brian, will we file tomorrow?

Brian Callahan:	Tomorrow.

David Scharf:	Tomorrow? Thank you.

Michael Barrist:	Sure.

Operator:	Okay. Your next question comes from the line of Bill Southerland.

Bill Southerland:	Hey guys.

Michael Barrist:	Hello. How are you?

Bill Southerland:	Good. The interest expense, can you give us a sense of what is the corporate portion of it versus the portfolio?

Steven? In the quarter?

Michael Barrist:	No. I can’t. Sorry. I don’t have that at my fingertips.

Bill Southerland:	All right. What’s the…

Michael Barrist:
Bill, you can assume a big portfolio, other than the interest on the participation, but as far as the bank, that portfolio portion should be pretty minimal considering they’ve been net dollars positive to us.

They don’t owe the parent company much money right now.

Bill Southerland:	Okay.

Michael Barrist:
Okay. So they certainly have their own captive interest relative to participation related to securitization, but outside of that, as far as the bank financing, and the general corporate financing, I think there’s very little of that currently. That hopefully will change as we get into pulling dollars.

Bill Southerland:	Right.

Michael Barrist:	And that repayment occurs pretty consistently, and evenly throughout the quarter, so…

Bill Southerland:	Okay. How much are you getting on a forward flow basis now Michael?

Michael Barrist:	Currently we have very little committed on forward flow.

Bill Southerland:	The terms just aren’t attractive?

Michael Barrist:
The terms aren’t attractive or the risk profile. Clients have gotten very, very astute as seller of portfolios. And contractually – everything is a business of risk and rewards and contractually these contracts get tighter and tighter as to who bears the risk of change. So in a forward flow agreement, one of the things you have to be willing to do – it’s like a marriage – you’re going to get married for one or two years.  Right now there are forward flows, where the person wants to make no reps or warranties that they don’t commit that they won’t change their collection process.

Bill Southerland:	Right.

Michael Barrist:	What happens is the risk just gets so great that you can’t compete on price.

Bill Southerland:	Right. Now Q4 reflected some of your SAP implementation. Right?

Michael Barrist:	Yes.

Bill Southerland:	Can you give us a sense of how much of the total cost of the roll out was already done and how much is happening in ’05?

Michael Barrist:	Well first off, in the fourth quarter about approximately 1 cent was SAP cost. And that’s hard cost.

Bill Southerland:	I was going to say that’s hard cost. There’s a lot more soft cost that you can’t really capture.

Michael Barrist:	Right. Actual dollar spent is not internal costs of people.

Bill Southerland:	Right.

Michael Barrist:	So, and I think the number is about 40% to 50% has been spent right now in ’04 and another 40 to 50% to go in majority in ’05 and a little will squeak into ’06.

As I said earlier Bill, the core financials, the financial reporting, the payables, receivable, general ledger is running, as well as Payroll U.S., but there are several other big conversions running this year, Canadian payroll and some of the other things. But basically getting us to the point, hopefully by the end of the year, that we can start taking advantage of some of the tools.

Bill Southerland:	Hey Steven, did you mention in your remarks, organic growth, once you set aside some of these, you know, the anomalies in Q4.

Steven Winokur:	Bill, I didn’t. I talked about the excluding the effects of CRM, but I didn’t… I did do all the ups and downs but the numbers are there.

Bill Southerland:	Oh, you want me to do the work?

Steven Winokur:	Uh huh.

Bill Southerland:	All right. And just out of curiosity, the large wireless CRM client is that one of those MVNOs out there?

Michael Barrist:	M what?

Bill Southerland:	The virtual network operators.

Michael Barrist:	No.

Bill Southerland:	Okay.

Michael Barrist:	No, this is a …

Bill Southerland:	Very vanilla?

Michael Barrist:	Brand name wireless company.

Bill Southerland:	Okay. Thanks guys.

Michael Barrist:	Thank you.

Operator:	Okay. Your next question comes from the line of Joe Chumbler.

Joe Chumbler:	Good afternoon.

Steven Winokur:	Hi

Michael Barrist:	Hi how are you?

Joe Chumbler:	Just wondering on the RMH business, you may have alluded to this earlier in the call but have you reached a stabilized revenue level there on a quarterly basis?

Michael Barrist:	We have reached a, what I’ll call a stabilized revenue level on a quarterly basis. Although I will tell you it’s not, it’s actually going up, but we have hit the bottom and started to migrate back up.

As we said, I think last quarter someone asked – last quarter or the quarter before – someone asked the question and I said you could expect it to kind of level out at $200 million run rate business. I am comfortable saying that is still a good number. But my best guess is when we revisit this next quarter it will be a little higher than that.

Joe Chumbler:	And margins, operating margins, consistent with what they have been since you acquired the business?

Michael Barrist:	Yes.

Joe Chumbler:	And then also the portfolio management business. Can you just talk about deal flow and pricing in the current quarter?

Michael Barrist:
You know, deal flow has been all over the place in that business. We actually turned out better than I thought we would in the fourth quarter. We actually did out largest buy ever. We bought out another purchaser, which was a very good transaction for us, at the end of the year.

This quarter has been slow to moderate until about two weeks ago, and then it’s gone a little crazy, which is typical by the way. Typically we get most of our activity toward the end of the quarter. And we are currently pricing another very large transaction that we’re working very aggressively to get. It’s a piece of business we know very well and want very badly. What I would tell you is deal flow is both choppy and difficult but we feel like we’ll be able to spend our budget.

Joe Chumbler:	And pricing stabilized or going higher?

Michael Barrist:
It’s stabilized a little higher than we’d like to see it. We’re getting through that a few different ways. One is just more experience in portfolios, lets you get a little more comfortable, that you know that what you can spend based on a risk reward quotient as well as continue to refine our service platform and our cost structure to be able to sweep a few more points out and get back to targeted levels.

But pricing is stable right now higher than we’d like to see it. And my guess is will not go down just because people seem to be making money in this market, including us. And people seem to be running their businesses well, learning and building capacity and getting the numbers. So, again, sellers are very sophisticated. I think we’re kind of at a state right now where hopefully it will stay for a while. And then pricing could go higher just based on the majority of the market. You never know. Just got to find ways to work through it.

Joe Chumbler:	Okay. And then finally just on use of free cash flow, when does it make sense to start buying back stock rather than pay down debt?

Michael Barrist:
Well, I made comments I think in a few other quarterly calls which is – again when we had a lot more bank debt on our books – the near term focus of the Company is to continue to pay down the bank debt. And then to look at our financing structure in a way to potentially deal with the convert which is going to come due next year.

That in and of itself is almost like buying back stock to the extent that, if you can take the convert out, or present something to convert holders that’s appropriate for them. It could be anti-dilutive, to prevent a dilutive event from happening I guess is a better way to say it, in the future.

Beyond that the best use of cash is an opportunistic thing and it’s hard to, when you’re a business like ours that is still relatively small and acquisitive, put a strategy to just take stock out of the market doesn’t necessarily make sense. But I will tell you we’re not opposed to it at some point if it makes economic sense and there’s not any acquisition deal flow.

So first thing’s first. We’re putting a new financing deal in place. We’ll focus on dealing with the convert. After we deal with the convert we’ll continue to be opportunistic in acquisitions and using our cash flow and portfolio deals and whatnot. And if it makes sense for our investors and it’s best for them to look at a stock buy back, we’re not opposed to it.

Joe Chumbler:	All right. Thank you.

Michael Barrist:	Sure.

Operator:	At this time there are no further questions.

Michael Barrist:	Great.

Thank you operator.

Thank you everyone joining us today. As always, please feel free to call myself, Steven Winokur, Brian Callahan or John Schwab if you have any questions.

Thank you.

Operator:	That does conclude today’s conference. You may disconnect at this time.

END